Exhibit 4.1
ADDITIONAL FACILITY ACCESSION AGREEMENT

To:	Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent
From:	The banks and financial institutions listed in Schedule 1 to this Agreement (the Additional Facility L Lenders)
Date: 3 July 2006
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) — Senior Secured Credit Facility Agreement dated 16 January 2004 as amended and restated on 24 June 2004 and as amended by amendment letters dated 22 July 2004 and 2 December 2004 and as subsequently amended and restated on 7 March 2005 and amended by an amendment letter dated 15 December 2005 and as most recently amended and restated on 10 May 2006 (the Credit Agreement)

1.	In this Agreement:

Additional Facility L Commitment means in relation to an Additional Facility L Lender the amount in euros set opposite its name under the heading “Additional Facility L Commitment” in Schedule 1 to this Agreement or, following a Commitment Redenomination, its Remaining Euro Commitment and its Converted CHF Commitment (each as defined in paragraph 9 below).

Majority Facility L Lenders means Additional Facility L Lenders the aggregate of whose Additional Facility Commitments under Additional Facility L exceeds 66 2/3% of the Total Additional Facility L Commitments.

Optional Currency means:
(a)	prior to a Commitment Redenomination, Sterling or Swiss Francs; and

(b)	following a Commitment Redenomination, in relation to Advances made in respect of Additional Facility L Lenders’ Remaining Euro Commitments, Sterling or Swiss Francs.

Sterling means the lawful currency for the time being of the U.K.

Sterling Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 3 (Sterling Mandatory Cost Formula).

Swiss Francs or CHF means the lawful currency for the time being of Switzerland.

Total Additional Facility L Commitment means the aggregate for the time being of the Additional Facility Commitments of each Additional Facility L Lender under Additional Facility L.

United Kingdom or U.K. means the United Kingdom of Great Britain and Northern Ireland.

2.	(a) Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.

(b)	The principles of construction set out in the Credit Agreement shall have effect as if set out in this Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.	This Agreement will take effect on the date (the Effective Date) which is the later of:
(a)	the date on which the Facility Agent notifies UPC Broadband and the Additional Facility L Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility L Lenders; and

(b)	the date on which the Cancellation Notice referred to in paragraph 4(c) of Schedule 2 to this Agreement becomes effective.

5.	We, the Additional Facility L Lenders, agree:
(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.	On the Effective Date, each Additional Facility L Lender declares and represents to the Finance Parties and UPC Broadband that:
(a)	it is a Professional Market Party; and

(b)	it acknowledges that, as a consequence, it has no benefit from the (creditor) protection under the Dutch Banking Act for non-professional Market Parties.

7.	The Additional Facility Commitment in relation to an Additional Facility L Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Additional Facility L Commitment.

8.	This Additional Facility shall comprise a committed €830,000,000 term loan facility (Additional Facility L) which shall be capable of being reborrowed in relation to any sums that are prepaid in accordance with Clause 7.10(d) (Miscellaneous provisions) of the Credit Agreement provided that:
(a)	UPC Broadband shall not deliver a Request in relation to Additional Facility L if as a result of the proposed Request more than 10 Advances under Additional Facility L would be outstanding; and

(b)	no such re-borrowing shall be permitted in respect of a CHF Advance which is the subject of a Commitment Redenomination.

9.	(a) Advances under Additional Facility L may be denominated in euro or an Optional Currency and, following a Commitment Redenomination, in Swiss Francs in respect of a CHF Advance (as defined in paragraph 9 below).
(b)	The Borrower may, in a Request for an Advance to be made under Additional Facility L in Swiss Francs (a CHF Advance), elect that the portion of the Total Additional Facility L

Commitment equal to the amount of that CHF Advance is redenominated in Swiss Francs (a Commitment Redenomination). For this purpose, the amount of an Additional Facility L Lender’s Additional Facility Commitment under Additional Facility L to be redenominated in Swiss Francs (its Converted CHF Commitment) shall be an amount equal to its participation in the relevant CHF Advance, as calculated in accordance with Clause 5.4(b) (Participations in Advances) of the Credit Agreement and paragraph 14 below and the Commitment Redenomination shall be effective on the date the CHF Advance is made.

Following the making of any such CHF Advance and Commitment Redenomination, an Additional Facility L Lender’s remaining drawn and undrawn Additional Facility Commitment (other than in respect of the CHF Advance) under Additional Facility L (its Remaining Euro Commitment) shall be equal to its Additional Facility Commitment under Additional Facility L immediately prior to such CHF Advance less the Original Euro Amount of its participation in such CHF Advance as calculated in accordance with Clause 5.4(b) (Participations in Advances) of the Credit Agreement and paragraph 14 below.

10.	Any interest due in relation to Additional Facility L will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

11.	The Final Maturity Date in respect of Additional Facility L is the date falling on the sixth anniversary of this Agreement.

12.	Advances under Additional Facility L shall be used:
(a)	first in permanent prepayment and cancellation of all outstanding advances under the Existing Facility Agreement; and

(b)	to the extent that all outstanding advances under the Existing Facility Agreement have been permanently prepaid and cancelled in full, for general corporate purposes.

13.	The Availability Period in relation to Additional Facility L shall be the period from and including the date of this Accession Agreement up to and including the date falling one month before the Final Maturity Date.

14.	The equivalent in euro of an Advance or part of an Advance in an Optional Currency (including a CHF Advance which is the subject of a Commitment Redenomination for the purpose only of the initial drawing of that Advance) for the purposes of calculating:
(a)	whether any limit under the Credit Agreement or this Agreement has been exceeded;

(b)	the amount of an Advance;

(c)	the share of an Additional Facility L Lender in an Advance;

(d)	the amount of any repayment or prepayment of an Advance; or

(e)	the undrawn amount of an Additional Facility L Lender’s Additional Facility Commitment under Additional Facility L,

is its Original Euro Amount.

15.	(a) This paragraph 15 does not apply to a CHF Advance which is the subject of a Commitment Redenomination.
(b)	If an Advance under Additional Facility L in an Optional Currency remains outstanding for a period which exceeds the first Interest Period for that Advance as selected in the Request for that Advance, (the First Interest Period), the Facility Agent must calculate the amount of that Advance in the Optional Currency for each subsequent Interest Period for that Advance (each a Subsequent Interest Period) for as long as that Advance remains outstanding.

(c)	The amount of the Advance in the Optional Currency for each Subsequent Interest Period will be the amount determined by notionally converting into that Optional Currency the Original Euro Amount of the Advance on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Subsequent Interest Period.

(d)	If the amount calculated is less than the existing amount of that Advance in the Optional Currency during the then current Interest Period, UPC Broadband must repay, subject to paragraph (f) below, on the last day of the then current Interest Period an amount equal to the difference and the amount of the Advance will be reduced accordingly.

(e)	If the amount calculated is more than the existing amount of that Advance in the Optional Currency during the then current Interest Period, each Lender must advance, subject to paragraph (f) below, on the last day of the then current Interest Period its share of the difference and the amount of the Advance will be increased accordingly. For this purpose, an Additional Facility L Lender’s share in the difference will be the proportion which its Additional Facility Commitment under Additional Facility L bears to the Total Additional Facility L Commitments.

(f)	If the calculation made by the Facility Agent under paragraph (b) shows that the amount of the Advance in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (d) or (e) above, no payment is required under paragraph (d) or (e) above and the amount of the Advance will remain the same.

(g)	For the avoidance of doubt, this paragraph 15 is subject to Clause 2.3 (Overall facility limits) of the Credit Agreement.

16.	The outstanding Advances under Additional Facility L will be repaid in full on the Final Maturity Date.

17.	The Margin for Advances under Additional Facility L will be:
(a)	2.25% per annum; plus

(b)	in relation to any Advances denominated in Sterling only, the Sterling Mandatory Cost (if any).

18.	The Borrower shall pay to the Facility Agent for distribution to each Additional Facility L Lender in accordance with Clause 20.1(b) (Commitment fee) of the Credit Agreement a commitment fee in an amount equal to 0.75 per cent. of the undrawn uncancelled portion of the Total Additional Facility L Commitment. Such commitment fee shall be calculated and shall accrue on a daily basis and shall be payable on the Effective Date and thereafter quarterly in arrears.

19.	The Borrower in relation to Additional Facility L is UPC Broadband.

20.	(a) Subject to paragraph (b) below and paragraph 21, an Additional Facility L Lender may at any time after the day falling five Business Days after the Effective Date assign, transfer or novate any of its rights and/or obligations under this Agreement and the other Finance Documents to another person provided that any such assignment, transfer or novation must be made pursuant to a novation certificate in the form of Schedule 4 (Novation Certificate).
(b)	The prior consent of UPC Broadband is required for any such assignment, transfer or novation (unless to an Additional Facility L Lender or an Affiliate of an Additional Facility L Lender, but without prejudice to paragraph 21), provided that:
(i)	UPC Broadband’s consent must not be unreasonably withheld or delayed;

(ii)	the consent of UPC Broadband to an assignment, transfer or novation must not be withheld solely because the assignment, novation or transfer may result in an increase to the Mandatory Cost or the Sterling Mandatory Cost;

(iii)	the prior consent of UPC Broadband is not required when an Event of Default is outstanding;

(iv)	nothing in this paragraph (b) restricts the ability of any Additional Facility L Lender to enter into any sub-participation or other arrangement with any third party relating to the Finance Documents which does not transfer to that third party any obligation and/or legal or equitable interest in any of the rights arising under the Credit Agreement.

21.	(a) An Additional Facility L Lender may assign, transfer or novate its rights and obligations in respect of its Converted CHF Commitment (including any other Converted CHF Commitment transferred to it) separately to the remainder of its Additional Facility Commitment under Additional Facility L provided that such assignment, transfer or novation is in accordance with paragraph 20 above and any partial assignment, transfer or novation of such Converted CHF Commitments shall be in a minimum amount of CHF 1,000,000.
(b)	On each occasion as Additional Facility L Lender assigns, transfers or novates any of its rights and/or obligations in respect of its Converted CHF Commitment (other than to an Affiliate or Related Fund of that Additional Facility L Lender), the New Lender shall, on the date the assignment, transfer or novation takes effect, pay to the Facility Agent for its own account a fee of CHF 2,500

(c)	For the avoidance of doubt, Clause 26.2(a) and 26.2(e) (Transfers by Lenders) of the Credit Agreement shall apply to an Additional Facility Lender only in respect of that portion of its Additional Facility Commitment under Additional Facility L which is not Converted CHF Commitment.

22.	(a) UPC Broadband confirms on behalf of itself and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

(b)	The Borrower shall, on the date of the first Request for an Advance under Additional Facility L to be made in an Optional Currency, represent and warrant to each Finance Party in that Request that each Optional Currency is an Additional Currency.

23.	Each Additional Facility L Lender confirms to each Finance Party that:
(a)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and each Obligor’s related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and each Obligor’s related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

24.	The Facility Office and address for notices of each Additional Facility L Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility L Lender to the Facility Agent.

25.	This Agreement is governed by English law.

26.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. All such counterparts shall be read together as one agreement.

SCHEDULE 1
ADDITIONAL FACILITY L LENDERS AND COMMITMENTS

Additional Facility L
Commitment
Additional Facility L Lender	(€)

ABN AMRO Bank N.V.	40,000,000

Bank of America N.A.	35,000,000

Barclays Bank PLC	35,000,000

BNP Paribas, Belgian Branch	35,000,000

Calyon	35,000,000

Citibank, N.A.	35,000,000

Credit Suisse, London Branch	35,000,000

Deutsche Bank AG, London Branch	35,000,000

Fortis Bank (Nederland) N.V.	35,000,000

GE Corporate Banking Europe SAS	8,000,000

Goldman Sachs Credit Partners L.P.	35,000,000

The Governor and Company of the Bank of Scotland	36,000,000

HSBC Bank plc	35,000,000

ING Bank N.V.	51,000,000

JPMorgan Chase Bank, N.A.	50,000,000

Merrill Lynch Capital Markets Bank Limited,
London Branch	35,000,000

Morgan Stanley Bank	35,000,000

The Royal Bank of Scotland plc	35,000,000

Société Générale	35,000,000

Sumitomo Mitsui Banking Corporation	55,000,000

Toronto Dominion (Texas) LLC	35,000,000

UBS Limited	35,000,000

WestLB AG London Branch	30,000,000

Total	€830,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents
(a)	A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations
(a)	A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor (and, to the extent they are not also an Obligor, each Charging Entity):
(i)	approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) resolving that it execute the confirmation described at paragraph 4(b) below; and

(ii)	(in the case of UPC Broadband) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(b) below.
(b)	A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(b) below (as appropriate).

(c)	A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity (respectively) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.	Legal opinions
(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents
(a)	A copy of the Business Plan delivered under the Credit Agreement, extended and updated to include the period up to and including the Additional Facility L Final Maturity Date.

(b)	Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility L and that such obligations shall be owed to each Finance Party including the Additional Facility L Lenders.

(c)	Evidence that UPC Broadband has delivered a duly completed Cancellation Notice to the Facility Agent giving notice of prepayment of the whole of the outstanding advances under, and cancellation of, the Existing Facility Agreement.

(d)	Evidence that the fees payable under the Fee Letter between the Borrower and the Facility Agent dated on or about the date of this Agreement have been paid.

SCHEDULE 3
STERLING MANDATORY COST FORMULA
1.	The Sterling Mandatory Cost is an addition to the interest rate to compensate Additional Facility L Lenders for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, the arithmetic mean (rounded up, if necessary, to four decimal places) of the respective rates notified by each Reference Bank to the Facility Agent at its request as the rate resulting from the application of the formula set out in paragraph 3 below (the Additional Cost Rate).

3.	The Additional Cost Rate for any Additional Facility L Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:
in relation to an Advance in sterling:

AB+C(B-D)+ E x 0.01 per cent. per annum 100 — (A+C)
where:
A	is the percentage of that Additional Facility L Lender’s Eligible Liabilities (in excess of any stated minimum) which the Bank of England requires it to hold with it on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Interest Period;

C	is the percentage (if any) of that Additional Facility L Lender’s Eligible Liabilities which the Bank of England requires it to place as an interest-bearing Special Deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing Special Deposits; and

E	is designed to compensate the Reference Banks for amounts payable under the Fees Rules (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Rules) and is calculated by the Facility Agent as being the average for the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

4.	For the purposes of this Schedule:
(a)	Eligible Liabilities and Special Deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1998 or (as appropriate) by the Bank of England.

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	(a) In the application of the formula, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.
(a)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

6.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Additional Facility L Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Additional Facility L Lender shall supply the following information on or prior to the date on which its becomes an Additional Facility L Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Additional Facility L Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above.

9.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Additional Facility L Lender and shall be entitled to assume that the information provided by any Additional Facility L Lender or Reference Bank pursuant to paragraphs 6 and 7 above is true and correct in all respects.

10.	The Facility Agent shall distribute the additional amounts received as a result of the Sterling Mandatory Costs to the Additional Facility L Lenders on the basis of the Additional Cost Rate for each Additional Facility L Lender based on the information provided by each Additional Facility L Lender and each Reference Bank pursuant to paragraphs 6 and 7 above.

11.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Sterling Mandatory Cost, an Additional Cost Rate or any amount payable to an Additional Facility L Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Facility Agent may from time to time, after consultation with UPC Broadband and the Additional Facility L Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4
NOVATION CERTIFICATE
[         ] as Facility Agent and [BORROWER]
From: [THE EXISTING LENDER] and [THE NEW LENDER]
Date: [          ]
UPC Broadband Holding B.V. — Senior Secured Credit Facility originally dated 16 January 2004 (as amended, the Credit Agreement)
We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement, clause 9.3 (Transfers by the Lenders) of the Security Deed and the Additional Facility Accession Agreement dated [        ] 2006 (the Additional Facility L Accession Agreement). Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.

13.	We [ ] (the Existing Lender) and [ ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

14.	On the [date of execution of the Novation Certificate] and on the [effective transfer date] the New Lender declares and represents to the Existing Lender, the other Finance Parties and each Dutch Borrower that [it is exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with [name of Dutch Borrower].][:
(a)	it is a Professional Market Party;

(b)	it acknowledges that, as a consequence, it has no benefit from the (creditor) protection under the Dutch Banking Act for non-professional Market Parties; and

(c)	it has made its own credit appraisal of UPC Broadband.]

15.	The New Lender agrees that it is bound by paragraphs 20 and 21 of the Additional Facility L Accession Agreement as if it were an original party to the Additional Facility L Accession Agreement.

16.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

17.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.
This Novation Certificate is governed by English law.

THE SCHEDULE
Rights and obligations to be novated
[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]

[Facility Office	Address for notices for
administrative purposes

Address for notices for
credit purposes]

[Existing Lender]	[New Lender]	[ ]
By:	By:	By:
Date:	Date:	Date:

SIGNATORIES
ABN AMRO BANK N.V.

By:	Authorized Signatory
BANK OF AMERICA N.A.

By:	Authorized Signatory
BARCLAYS BANK PLC

By:	Authorized Signatory
BNP PARIBAS, BELGIAN BRANCH

By:	Authorized Signatory
CALYON

By:	Authorized Signatory
CITIBANK, N.A.

By:	Authorized Signatory
CREDIT SUISSE, LONDON BRANCH

By:	Authorized Signatory
DEUTSCHE BANK AG, LONDON BRANCH

By:	Authorized Signatory

FORTIS BANK (NEDERLAND) N.V.

By:	Authorized Signatory
GE CORPORATE BANKING EUROPE SAS

By:	Authorized Signatory
GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	Authorized Signatory
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By:	Authorized Signatory
HSBC BANK PLC

By:	Authorized Signatory
ING BANK N.V.

By:	Authorized Signatory
JPMORGAN CHASE BANK, N.A.

By:	Authorized Signatory
MERRILL LYNCH CAPITAL MARKETS BANK LIMITED, LONDON BRANCH

By:	Authorized Signatory
MORGAN STANLEY BANK

By:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC

By:	Authorized Signatory
SOCIÉTÉ GÉNÉRALE

By:	Authorized Signatory
SUMITOMO MITSUI BANKING CORPORATION

By:	Authorized Signatory
TORONTO DOMINION (TEXAS) LLC

By:	Authorized Signatory
UBS LIMITED

By:	Authorized Signatory
WESTLB AG LONDON BRANCH

By:	Authorized Signatory
TORONTO DOMINION (TEXAS) LLC as Facility Agent

By:	Authorized Signatory
TD BANK EUROPE LIMITED as Security Agent

By:	Authorized Signatory
UPC BROADBAND HOLDING B.V.

By:	Authorized Signatory

By:	Authorized Signatory